EXHIBIT 1.01

CONFLICT MINERALS REPORT

This report has not been subject to an independent private sector audit.

(1)	Company Overview

RPC, Inc. (“RPC” or “the Company”) provides a broad range of specialized oilfield services and equipment primarily to independent and major oil and gas companies engaged in the exploration, production and development of oil and gas properties.

(2)	Conflict minerals and Covered Countries

“Conflict Minerals” or “3TG” are gold, columbite-tantalite (coltan), cassiterite, wolframite or their derivatives, which are limited to tantalum, tin, and tungsten. “Covered Countries” are the Democratic Republic of the Congo (DRC) and certain adjoining countries.

(3)	Reasonable Country of Origin Inquiry (“RCOI”) and Nationally or internationally recognized due diligence framework

RPC does not purchase raw ore or unrefined Conflict Minerals directly from mines, smelters or refiners and makes no direct purchases of any minerals in the Covered Countries. The Company’s supply chain with respect to the products that use Conflict Minerals is complex, with intermediaries and third parties in the supply chain between the manufacture of products and the original sources of Conflict Minerals. The Company must therefore rely on its suppliers to provide information on the origin of the 3TG contained in components and materials supplied, including sources of 3TG that are supplied to them from their suppliers (i.e., second-tier suppliers). The Company surveyed 100 percent of its direct suppliers of raw materials and components. This risk-based approach is consistent in all material aspects with the framework in the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related Supplements on gold and tin, tantalum and tungsten.

(4)	Due Diligence

The Company conducted the following due diligence measures:

•	Identified those products which it manufactured or contracted to manufacture that contained one or more of the Conflict Minerals or its derivatives and determined that four of the products it sells contain tungsten.
•	RPC conducted a survey of the direct suppliers that were identified as supplying products that contain Conflict Minerals. We used the Conflict Minerals Reporting Template (“CMRT”) published by the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative (“EICC/GeSI”) Conflict Free Sourcing Initiative (“CFSI”). CMRT maintains a list of smelters that have received a conflict free designation from the CFSI. All smelter information provided by the vendors was compared against the list maintained by CMRT.

(5)	Results of Due Diligence

The Company received responses from 100 percent of the suppliers surveyed and the results are as follows:

•	50 percent confirmed that 3TG used in their products is not from the Covered Countries and listed smelters that were on the CFSI list.
•	25 percent confirmed that 3TG used in their products are from recycled or scrap sources.

•	25 percent confirmed that 3TG used in their products is not from the Covered Countries but did not provide a list of the smelters from which the minerals are sourced or listed smelters that were not on the CFSI list.

Some of the challenges that we encountered when we obtained the responses were as follows:

•	We depend on information received from our direct suppliers to conduct our good faith RCOI process.
•	We have a varied supplier base with differing levels of resources and sophistication, and many of the suppliers are not subject to Rule 13p-1 of the Exchange Act.
•	Certain suppliers were unable or unwilling to specify the smelters or refiners used for components and materials supplied to us.

(6)	Steps to be taken to mitigate risk
•	We will continue to improve our due diligence measures and clearly communicate expectations to our direct suppliers concerning transparency and sourcing of materials and components containing Conflict Minerals.
•	The Company will continue to use CMRT as part of the supplier inquiry process for 2021.

(7)	Product Description

The products that the Company contracts to have manufactured which contain Conflict Minerals are described below:

Product Description	Processing Facility	Country of Origin	Efforts to Determine Origin

Mills used to grind or cut and remove metal, composites or other materials in downhole oilfield completion and workover activities

Motors used to perform services or convey tools in downhole oilfield completion activities

Tools used to create perforations in well casing to prepare a well for hydraulic fracturing operations

Hydraulically actuated rotary impact tools which move casing sleeves and clean out debris during oilfield completion operations

A partial list of the facilities used in these products that are contracted to be manufactured and have a “conflict free” designation on the CFSI list is shown below:

•     A.L.M.T. Corp

•     Alpha

•     Asia Tungsten Products Vietnam Ltd.

•     ATI Metalworking Products

•     Changsha South Tantalum Niobium Co. Ltd.

•     Chenzhou Diamond Tungsten Products Co. Ltd.

•     Chenzhou Yunxiang Mining and Metallurgy Co. Ltd.

•     Chiefeng Dajingzi Tin Industry Co. Ltd.

•     China Molybdenum Co. Ltd.

•     Chongyi Zhangyuan Tungsten Co. Ltd.

•     CV Tiga Sekawan

•     Dongguan CIEXPO Environmental Engineering Co. Ltd.

•     Dowa

•     EM Vinto

•     Estanho de Rondonia S.A.

•     Exotech Inc.

•     FIR Metals & Resource Ltd.

•     Fujian Jinxin Tungsten co. Ltd.

•     F&X Electro- Materials Ltd.

•     Ganzhou Haichuang Tungsten Co., Ltd.

•     Ganzhou Huaxing Tungsten Products Co. Ltd.

•     Ganzhou Seadragon W & Mo Co Ltd.

•     Global Advanced Metals Boyertown

•     Global Advanced Metals Aizu

•     Global Tungsten & Powders Corp.

•     Guangdong Rising Rare Metals-EO materials Ltd.

•     Guangdong Xianglu Tungsten Co. Ltd.

•     Guangdong Zhiyuan New Material Co. Ltd.

Based on the Company’s due diligence efforts to date, the list of countries of origin for the relevant products is shown below:

•  Austria

•  Belgium

•  Bolivia

•  Brazil

•  China

•  Estonia

•  Germany

•  India

•  Indonesia

•  Japan

•  Kazakhstan

•  Macedonia

•  Malaysia

•  Myanmar

•  Peru

•  Republic of Korea

•  Russian Federation

•  Spain

•  Taiwan

•  Thailand

•  United States

•  Vietnam

The efforts to determine the origin of conflict minerals are discussed above

•     Guanyang Guida Nonferrous Metal Smelting Plant

•     Ganzhou Haichuang Tungsten Co. Ltd.

•     Ganzhou Huaxing Tungsten Products Co. Ltd.

•     Ganzhou Jiangwu Ferrotungsten co. Ltd.

•     Gejiu Yunxin Electrolysis Co. Ltd.

•     Gejiu Zili Mining and Metallurgy Co. Ltd.

•     H.C. Starck Co. Ltd.

•     H.C. Starck Tungsten GmbH

•     H.C. Starck Goslar

•     H.C. Starck Inc.

•     H.C. Starck Ltd.

•     H.C. starck Hermsdorf GmbH

•     H.C. Starck Smelting GmbH & Co. KG

•     H.C. Starck Tantalum and Niobium GmbH

•     Hengyang King Xing Lefeng new Materials Co. Ltd.

•     HuiChang Hill Tin Industry Co. Ltd.

•     Huichang Jimshunda Tin Co. Ltd.

•     Hunana Chuangda Vanadium Tungsten Co. Ltd., Wuii

•     Hunan Chunchang Nonferrous Metals Co., Ltd.

•     Hydrometallurg, JSC

•     Jiangwu H.C. starck Tungsten Products Co. Ltd.

•     Jiangxi Dinghal Tantalum & Nobium Co. Ltd.

•     Jiangxi Gan Bei Tungsten Co. Ltd.

•     Jiangxi New Nanshan Technology Ltd.

•     Jiangxi Tonggu Non-ferrous Metallurgical &Chemical Co. Ltd.

•     Jiangxi Tuohong New Raw Material

•     Jiangxi Xinsheng Tungsten Co. Ltd.

•     JiangXi Yaosheng Tungsten Co. Ltd.

•     JiuJiang Tanbre Co. Ltd

•     JiuJiang JinXin Nonferrous Metals Co., Ltd.

•     KEMET Blue Metals

•     Kennametal Fallon

•     Kennametal Hunstville

•     LSM Brasil, S.A.

•     Malaysia Smelting Corporation (MSC)

•     Malipo Haiyu Tungsten Co. Ltd.

•     Masan Tungsten Chemical LLC (MTC)

•     Metallurgical Products India Pvt. Ltd.

•     Mettallic Resources, Inc.

•     Metallo Belgium N.V.

•     Metallo Spain S.L.U.

•     Mineracao Taboca S.A.

•     Minsur

•     Mitsui Mining & Smelting

•     Moliren Ltd.

•     Niagara Refining LLC

•     Ningxia Orient Tantalum Industry Co. Ltd.

•     NPM Silmet AS

•     Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC

•     Phillippine Chuangxin Industrial Co., Inc.

•     Pongpipat Company Limited

•     Power Resources Ltd.

•     Precious Minerals and Smelting Limited

•     PT Artha Cipta Langgeng

•     QuantumClean

•     RFH Tantalum Smeltry Co. Ltd.

•     Resind Industria e Comercio Ltda.

•     Rui Da hungSolikamsk Magnesium Works OAO

•     South-East Nonferrous Metal Company limited of Hengyang City

•     Taki Chemical Co. Ltd.

•     Tejing (Vietnam) Tungsten Co. Ltd.

•     Telex Metals

•     Ulba Metallurgical Plan JSC

•     Unecha Refractory metals plant

•     Vietnam Youngsun Tungsten Industry Co. Ltd

•     WBH, Wolfram (Austria)

•     Wolfram Bergbau und Hutten AG

•     Woltech Korea Co. Ltd.

•     Tejing (Vietnam) Tungsten Co. Ltd.

•     Xiamen H.C.

•     Xiamen Tungsten Co Ltd.

•     Xinhai Rendan Shaoguan Tungsten Co. Ltd.

•     XnXing HaoRong Electronic Material Co. Ltd.